UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

REPUBLIC BANCORP, INC.

(Exact Name of Registrant as specified in Charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Market Street, Louisville, Kentucky		40202
(Address of principal executive offices)		(Zip code)

(502) 584-3600

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01 - Entry into a Material Definitive Agreement.

As previously filed as Exhibit 10.28 to the Form 10-K for the year ended December 31, 2004 of Republic Bancorp, Inc. (the “Company”), Republic Bank & Trust Company (the “Bank”) had entered into the Marketing and Servicing Agreement between the Bank and ACE Cash Express, Inc. (“ACE”), dated October 21, 2002, as amended.  By letter to the Bank dated February 17, 2006, the FDIC cited inherent risks associated with payday lending activities and asked the Bank to consider terminating this line of business.  Consequently, on February 24, 2006, the Bank and ACE amended the agreement regarding the Bank’s payday loan activities in Texas, Pennsylvania and Arkansas.  The Bank currently has $2.4 million in payday loans outstanding through ACE which includes approximately $2.1 million in Texas.  With respect to Texas, the Bank will cease offering payday loans the week of February 27, 2006.  With respect to Arkansas and Pennsylvania, the Bank will cease offering payday loans on June 30, 2006.  During the fourth quarter of 2005, the Company recorded after-tax net income of approximately $299,000 through its marketing/servicing agreement with ACE.

ITEM 8.01 - Other Events

By letter to Republic Bank & Trust Company of Indiana (the “Indiana Bank”) dated February 17, 2006, the FDIC cited inherent risks associated with payday lending activities and asked the Indiana Bank to consider terminating this line of business.  The Indiana Bank voluntarily elected to terminate its Internet payday loan program.  The Internet payday loan program began operating in July 2005 and since that time has remained in a developmental stage.  During the fourth quarter of 2005, the Bank recorded an after-tax net loss of approximately $517,000 from its Internet payday loan program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REPUBLIC BANCORP, INC.

Date: February 24, 2006	By	/s/ Kevin Sipes
Kevin Sipes Executive Vice President, Chief Financial Officer & Chief Accounting Officer